Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Seanergy Maritime Holdings Corp. for the registration of common shares, preferred shares, debt securities, warrants, purchase contracts, rights, depositary shares and units and to the incorporation by reference therein of our report dated March 31, 2021, with respect to the consolidated financial statements of Seanergy Maritime Holdings Corp. included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
July 2, 2021